                     AMENDMENT TO SNACK ASSETS PURCHASE AGREEMENT


          This is an amendment agreement (the "Amendment Agreement") dated December 29, 1995 between Kelly Food Products, Inc. (the "Buyer"), an Illinois corporation and Keebler Company (the "Seller"), a Delaware corporation, amending a Snack Assets Purchase Agreement (the "Agreement") dated November 18, 1995 between the Buyer and the Seller relating to the purchase by the Buyer from the Seller of certain assets of the Seller (the "Purchased Assets").

          The Agreement is amended, effective immediately, as follows:

          1. Subparagraphs: (i) of Paragraph 2.1, (e) of Paragraph 5.1, (d) of Paragraph 5.2 and (b) of Paragraph 7.1 are amended by replacing the words "December 31, 1995" with the words "January 16, 1996".

          2. Subparagraph 5.1 (i) is deleted from the Agreement in its entirety.

          By execution of this Amendment Agreement the Buyer acknowledges that any material adverse change in employees, suppliers or customers relations resulting solely from the fact that the transactions contemplated by this Agreement did not close on or before December 31, 1995 will not be a basis for an assertion by the Buyer that the conditions set forth in subparagraph 5.1 (f) of the Agreement have not been satisfied.

          IN WITNESS WHEREOF, the Buyer and the Seller have executed this Amendment, intending to modify the Agreement as set forth above, on the day shown on the first page of this Amendment.

                              KEEBLER COMPANY


                              By:
                                 --------------------------------
                                 Title:  Authorized Signatory




                              KELLY FOOD PRODUCTS, INC.


                              By:
                                 --------------------------------
                                 Title:  President


                                          2